Exhibit 99.1

Verso Corporation Declares Quarterly Cash Dividend of $0.10 per Share and Announces Date of 2020 Annual Meeting of Stockholders

MIAMISBURG, Ohio, May 12, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share of Verso's Class A Common Stock, $0.01 par value. The first quarterly dividend is payable on June 29, 2020, to Verso's stockholders of record on June 15, 2020.

Verso Corporation also announced today that its 2020 annual meeting of stockholders ("Annual Meeting") will be held on August 5, 2020, at a time and location to be announced at a later date. Stockholders of record of Verso's common stock at the close of business on June 17, 2020, are entitled to notice of, and to vote at, the Annual Meeting. Verso will send a definitive proxy statement to the stockholders of record, which will contain important information about the Annual Meeting and the matters to be considered.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com